EXHIBIT 99.2

Big Buck Brewery & Steakhouse, Inc.

Settles Legal Proceeding Involving Grapevine Unit

GAYLORD, Michigan, August 15 - Big Buck Brewery & Steakhouse, Inc. (Nasdaq: BBUC) announced today that it has settled the lawsuit and arbitration proceeding initiated by Knoebel Construction, Inc., the general contractor of the Grapevine unit, against Buck & Bass, L.P., BBBP Management Company, Bass Pro Outdoor World, L.L.C., St. Paul Fire & Marine Insurance Company, Grapevine II, L.P. and Big Buck.

Pursuant to a mutual release and settlement agreement, Knoebel terminated the lawsuit and the arbitration proceeding and Big Buck paid Knoebel $825,000 on behalf of Buck & Bass.  Big Buck funded the settlement by using a portion of the proceeds of the loan it received in the first quarter of 2002 from United Bank and Trust Company.

“We are pleased to have this matter behind us,” said President and Chief Executive Officer William F. Rolinski.  “By clearing the slate of material legal proceedings, we will be able to focus on refinancing our indebtedness and improving our operations.”

About the company

Big Buck Brewery & Steakhouse, Inc. operates restaurant-brewpubs in Gaylord, Grand Rapids and Auburn Hills, Michigan, offering casual dining featuring a high quality, moderately priced menu and a variety of award-winning craft-brewed beers.  In August 2000, the company opened its fourth unit in Grapevine, Texas, a suburb of Dallas.  This unit is owned and operated by Buck & Bass, L.P. pursuant to a joint venture agreement between the company and Bass Pro Outdoor World, L.L.C.

Forward-looking statements

This release contains forward-looking statements that reflect management’s expectations, estimates and assumptions, based on information available at the time the content was prepared.  Words such as “expect,” “expectation,” “anticipate,” “believe,” “plan,” “intend,” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such forward-looking statements, including, but not limited to, our ability to raise capital, our ability to continue as a going concern, and our ability to repay and/or refinance outstanding indebtedness.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in Big Buck’s Securities and Exchange Commission reports, including its annual report on Form 10-KSB for the year ended December 30, 2001.

Contact:

Anthony P. Dombrowski

Chief Financial Officer

(989) 731-0401